Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 4, 2014 with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended January 31, 2014 of SeaChange International, Inc., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP

Grant Thornton LLP

Boston, Massachusetts

February 4, 2015